The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, AUGUST 1, 2007

THE ANDERSONS, INC. REPORTS RECORD INCOME
EPS OF $1.40 FOR SECOND QUARTER

Grain & Ethanol and Plant Nutrient Businesses Lead Earnings Growth

MAUMEE, OHIO, AUGUST 1, 2007—The Andersons, Inc. (Nasdaq: ANDE), today announced that its second-quarter and first-half net income and per-share earnings established new records for the company, more than doubling its best previous performances. Net income was $25.5 million, or $1.40 per diluted share in the second quarter this year, and total revenues were $634 million. In the same three-month period of 2006, the company reported net income of $10.3 million, or $0.66 per diluted share, on $378 million of revenues. For the first six months of 2007, the company’s net income was $34.7 million, or $1.90 per diluted share, on revenues of $1.04 billion. In the first half of 2006, The Andersons earned $14.2 million, or $0.90 per diluted share, on revenues of $659 million.

The company’s Grain & Ethanol Group achieved operating income of $12.0 million in the most recent quarter, significantly above the $1.9 million it earned in the second quarter of 2006. Total revenues were $324 million for the period. This included $57 million of ethanol sales made by the group in accordance with marketing agreements between the company and its ethanol joint ventures. In the second quarter of 2006, the group’s total revenues were $149 million. Grain benefited from improved storage income and fee income for originating corn for ethanol companies, including those in which it is a significant investor. Ethanol also achieved income growth during the most recent quarter. The Albion, Michigan plant, which commenced production of ethanol during the second half of last year, was in operation throughout the second quarter this year, and the plant in Clymers, Indiana began production of ethanol this spring. Second-quarter income from the group’s investment in the Lansing Trade Group LLC was lower this year. Through the first six months of 2007, the Grain & Ethanol Group’s operating income was $22.2 million, or $18.5 million higher than the first half of 2006. Total year-to-date revenues this year were $568 million. In 2006, the group’s first half revenues were $277 million.

The Rail Group’s operating income of $6.9 million in the second quarter of 2007 was $1.9 million more than it achieved in the same three-month period a year ago. Revenues of $42 million for the quarter were up $14 million. The group’s railcar fleet increased by about 16 percent from its June 2006 total. However, its utilization rate (the percentage of the fleet’s railcars in service at the end of the period) decreased somewhat from a year ago. Including some gains from railcar sales made during the second quarter, operating income in the group’s leasing business was higher than its year-earlier results, but its railcar repair and manufacturing businesses experienced lower operating income in total for the quarter. The group’s first half operating income this year was $9.9 million on $68 million of revenues. In 2006, operating income through the first six months was $11.2 million and revenues amounted to $62 million.

The Plant Nutrient Group achieved operating income of $17.1 million in the second quarter of 2007 on $183 million of revenues. The application of nutrients in conjunction with the planting of agricultural crops throughout the U.S. each spring makes the second quarter the key selling season for this group. This was especially true this year. A large increase in U.S. corn acreage this spring helped the group achieve by far its best-ever quarterly operating income. In 2006, the group’s operating income was $5.0 million for the quarter, on $113 million of revenues. The group’s first half operating income this year was $17.5 million on $249 million of revenues. Last year, its operating income through the first six months was $3.8 million and revenues amounted to $159 million.

The Turf & Specialty Group had operating income of $0.7 million in the second quarter this year on $30 million of revenues. Last year, it reported $1.3 million of income and $33 million of revenues for the period. Turf products tonnage was lower in the second quarter this year due to relatively dry weather throughout much of the country which curtailed sales of some formulated products. While raw material prices remained high by historical standards, average lawn products gross margins increased slightly as a result of several new value-added products. Through the first half of 2007, the group’s operating income was $2.5 million on $67 million of revenues. Last year, its operating income was $3.5 million for the same period, and revenues amounted to $73 million.

The Retail Group reported total revenues of $55 million for the most recent quarter. Same-store sales were down 2.9 percent for the period. Sales of some lawn & garden products were clearly impacted by the dry weather this spring. For this three-month period, the group achieved operating income of $3.6 million. In the comparable period last year, the group’s operating income was $4.2 million with revenues of $55 million. The group’s six-months to-date operating income this year was $1.3 million on $89 million of revenues. Last year, operating income through June was $1.7 million, and total revenues stood at $87 million.

“Our second-quarter and first-half results are gratifying,” said President and Chief Executive Officer Mike Anderson. “The entire Plant Nutrient team did an excellent job in responding to unprecedented market demand this spring, our Grain & Ethanol businesses continued to achieve significant income growth, and we were again able to expand our railcar fleet.”

Mr. Anderson also stated, “In mid-June it became apparent that the spring season in our agriculture-related businesses was stronger than we had expected, and we had also begun production of ethanol at the Clymers, Indiana plant which had been under construction for the past year. As a result, we announced that our full-year earnings outlook had improved. While there are still a couple of months left in the growing season this year, and it has been drier than normal in parts of our eastern corn belt region, we now believe that our 2007 full-year earnings will be within a range from $2.90 to $3.15 per diluted share.”

The company will host a webcast on Thursday, August 2, 2007 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor Relations” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Six Months ended
	June 30		June 30
(in thousands, except for per share amounts)	2007	2006	2007	2006

Sales and merchandising revenues	$634,214	$378,109	$1,040,717	$658,767
Cost of sales and merchandising revenues	559,601	323,342	920,083	563,729

Gross profit	74,613	54,767	120,634	95,038

Operating, administrative and general expenses	42,477	38,581	82,097	75,273
Interest expense	4,190	4,501	9,212	8,695
Other income / gains:
Equity in earnings of affiliates	3,916	2,209	6,748	5,762
Other income, net	7,068	2,352	16,941	5,411
Minority interest in net loss / (income) of subsidiary	433	—	516	—

Income before income taxes	39,363	16,246	53,530	22,243
Income taxes	13,875	5,899	18,803	8,061

Net income	$25,488	$10,347	$34,727	$14,182

Per common share:
Basic earnings	$1.43	$0.68	$1.96	$0.94

Diluted earnings	$1.40	$0.66	$1.90	$0.90

Dividends paid	$0.0475	$0.045	$0.0950	$0.0875

Weighted average shares outstanding-basic	17,792	15,220	17,761	15,155

Weighted average shares outstanding-diluted	18,245	15,776	18,260	15,728

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30	December 31	June 30
(in thousands)	2007	2006	2006

Assets
Current assets:
Cash and cash equivalents	$28,945	$23,398	$15,474
Restricted cash	3,756	3,801	3,836
Accounts receivable (net)	138,451	87,698	87,152
Margin deposits (net)	27,139	15,273	7,133
Inventories	215,925	296,457	174,310
Commodity derivative assets — current	47,634	85,338	5,686
Other current assets	26,307	33,325	24,623

Total current assets	488,157	545,290	318,214

Investments and other assets	106,477	72,335	64,344
Commodity derivative assets	27,169	20,862	11,192
Railcar assets leased to others (net)	146,567	145,059	136,271
Property, plant and equipment (net)	99,117	95,502	91,355
	$867,487	$879,048	$621,376

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$77,000	$75,000	$51,600
Commodity derivative liabilities — current	39,481	43,173	9,562
Other current liabilities	215,196	265,040	169,723

Total current liabilities	331,677	383,213	230,885

Deferred items and other long-term liabilities	40,147	41,267	33,683
Commodity derivative liability	26,002	26,531	11,066
Long-term debt non-recourse	64,382	71,624	82,529
Long-term debt	87,150	86,238	88,862
Minority interest	13,120	—	-
Shareholders’ equity	305,009	270,175	174,351
	$867,487	$879,048	$621,376

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended June 30, 2007
Revenues from external customers	$323,580	$42,445	$182,908	$30,394	$54,887	$—	$634,214

Gross Profit	16,161	12,771	23,391	5,167	17,123	—	74,613

Other income / Equity in earnings of affiliates	7,454	431	300	133	158	2,508	10,984

Operating income (loss)	11,981	6,902	17,117	706	3,616	(959)	39,363

Quarter ended June 30, 2006
Revenues from external customers	$148,763	$27,836	$113,308	$33,428	$54,774	$—	$378,109

Gross Profit	10,304	11,883	10,110	5,628	16,842	—	54,767

Other income / Equity in earnings of affiliates	2,363	195	332	155	268	1,248	4,561

Operating income (loss)	1,923	4,999	5,041	1,344	4,155	(1,216)	16,246

Six months ended June 30, 2007
Revenues from external customers	$567,523	$68,361	$249,468	$66,698	$88,667	$—	$1,040,717

Gross Profit	31,581	22,036	28,816	11,238	26,963	—	120,634

Other income / Equity in earnings of affiliates	16,268	522	456	195	318	5,930	23,689

Operating income (loss)	22,151	9,910	17,548	2,506	1,329	86	53,530

Six months ended June 30, 2006
Revenues from external customers	$277,388	$62,219	$159,341	$72,933	$86,886	$—	$658,767

Gross Profit	17,249	24,761	14,243	12,263	26,522	—	95,038

Other income / Equity in earnings of affiliates	8,004	315	433	518	432	1,471	11,173

Operating income (loss)	3,703	11,217	3,806	3,493	1,714	(1,690)	22,243